                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only
     (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-12

                               ARVINMERITOR, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

                                          [ArvinMeritor Logo]

                                          LETTER TO
                                          SHAREOWNERS
                                          NOTICE OF 2003
                                          ANNUAL MEETING
                                          AND
                                          PROXY STATEMENT

[ArvinMeritor Logo]

January 3, 2003

Dear Shareowner:

You are cordially invited to attend the 2003 annual meeting of shareowners of ArvinMeritor, Inc.

The meeting will be held at the Company's World Headquarters, 2135 West Maple Road, Troy, Michigan, on Wednesday, February 19, 2003, at 2 p.m. At the meeting there will be a current report on the activities of the Company followed by discussion and action on the matters described in the Proxy Statement. Shareowners will have an opportunity to comment on or to inquire about the affairs of the Company that may be of interest to shareowners generally.

If you plan to attend the meeting, please mark the box on your proxy or direction card, or indicate your intention to attend when voting by telephone or Internet.

We hope that as many shareowners as can conveniently attend will do so.

Sincerely yours,

/s/ Larry D. Yost
Larry D. Yost
Chairman of the Board
and Chief Executive Officer

/s/ Terrence E. O'Rourke

Terrence E. O'Rourke
President and
Chief Operating Officer

                               ARVINMERITOR, INC.
                              2135 WEST MAPLE ROAD
                           TROY, MICHIGAN 48084-7186

                  NOTICE OF 2003 ANNUAL MEETING OF SHAREOWNERS

TO THE SHAREOWNERS OF
ARVINMERITOR, INC.:

NOTICE IS HEREBY GIVEN that the 2003 Annual Meeting of Shareowners of ArvinMeritor, Inc. (the "Company") will be held at the Company's World Headquarters, 2135 West Maple Road, Troy, Michigan, on Wednesday, February 19, 2003, at 2 p.m. (Eastern Standard Time) for the following purposes:

     (1)(a) to elect four members of the Board of Directors of the Company with terms expiring at the Annual Meeting in 2006;

        (b) to elect one member of the Board of Directors of the Company with a term expiring at the Annual Meeting in 2005;

     (2) to consider and vote upon a proposal to approve the selection by the Audit Committee of the Board of Directors of the firm of Deloitte & Touche LLP as auditors of the Company; and

     (3) to transact such other business as may properly come before the meeting.

Only shareowners of record at the close of business on December 13, 2002 will be entitled to notice of, and to vote at, the meeting.

By order of the Board of Directors.

[/s/ Bonnie Wilkinson]
Bonnie Wilkinson
Secretary

January 3, 2003

NOTE: THE BOARD OF DIRECTORS SOLICITS THE EXECUTION AND PROMPT RETURN OF THE ACCOMPANYING PROXY. A RETURN ENVELOPE IS ENCLOSED.

                                PROXY STATEMENT

     The 2003 Annual Meeting of Shareowners of ArvinMeritor, Inc. (the "Company" or "ArvinMeritor") will be held on February 19, 2003, for the purposes set forth in the accompanying Notice of 2003 Annual Meeting of Shareowners. The Board of Directors of ArvinMeritor is soliciting proxies to be used at the Annual Meeting and any adjournment, and is furnishing this statement and the accompanying proxy in connection with its solicitation. We are first sending this statement and the proxy to shareowners on or about January 3, 2003.

     Shareowners of record may vote by (a) executing and returning a proxy in the accompanying form; (b) calling a toll-free telephone number; or (c) voting via the Internet. Specific instructions for telephone and Internet voting are included on the enclosed proxy card. If you vote by telephone or Internet, it is not necessary to return a proxy card. If you properly give a proxy (including a written proxy or a proxy via telephone or Internet), your shares will be voted as you specify in the proxy. If no specification is made, the shares will be voted in accordance with the recommendations of the Board of Directors. You may revoke your proxy prior to its exercise by delivering written notice of revocation to the Secretary of the Company, by giving a valid, later dated proxy, by voting via telephone or Internet at a later date than the date of the proxy, or by attending the meeting and voting in person.

     If your shares are held in "street name" by a bank, broker or other nominee holder on your behalf, you must follow the directions that you receive from your bank, broker or other nominee holder in order to direct the vote or change the vote of your shares. If you wish to vote in person at the meeting, you must obtain a legal proxy from the nominee holding your ArvinMeritor shares.

     ArvinMeritor was incorporated in Indiana in March 2000 in connection with the merger (the "Merger") of Meritor Automotive, Inc. ("Meritor") and Arvin Industries, Inc. ("Arvin") on July 7, 2000. Following the Merger, shareowners of Arvin and Meritor were entitled to exchange their common stock for shares of Common Stock, par value $1 per share, of ArvinMeritor ("Common Stock"), at specified exchange ratios.

     Our policy is to keep confidential proxy cards, ballots and voting tabulations that identify individual shareowners. However, exceptions to this policy may be necessary in some instances to comply with legal requirements and, in the case of any contested proxy solicitation, to verify the validity of proxies presented by any person and the results of the voting. Inspectors of election and any employees associated with processing proxy cards or ballots and tabulating the vote must acknowledge their responsibility to comply with this policy of confidentiality.

VOTING SECURITIES

     Only shareowners of record at the close of business on December 13, 2002 are entitled to receive notice of, and to vote at, the meeting. On December 13, 2002, we had outstanding 68,515,266 shares of Common Stock. Each holder of Common Stock is entitled to one vote for each share held.

     As of December 13, 2002, T. Rowe Price Trust Company, 4555 Painters Mill Road, Owings Mills, Maryland 21117, as trustee under the ArvinMeritor savings plans for its participating employees, and Wells Fargo Bank, N.A., 707 Wilshire Boulevard, Los Angeles, California 90017, as trustee under the savings plans for participating employees of Rockwell Automation, Inc. (formerly Rockwell International Corporation, and referred to in this proxy statement as "Rockwell") and Rockwell Collins, Inc., owned the following shares of Company Common Stock:

                                                                       PERCENT OF OUTSTANDING
NAME                                               NUMBER OF SHARES         COMMON STOCK
----                                               ----------------    ----------------------
T. Rowe Price Trust Company......................     3,503,252                 5.11
Wells Fargo Bank, N.A............................     2,609,872                 3.81

     If you are a participant in any of these plans, your proxy card will also serve as a voting instruction card for the trustee of that plan with respect to shares held in your account. Shares held on account of participants in these plans will be voted by the respective trustees in accordance with instructions from the participants

(either in writing or by means of telephone or Internet voting procedures). Where no instructions are received, shares held in the Rockwell and Rockwell Collins plans will be voted as the trustee deems proper, and shares held in the ArvinMeritor plans will be voted by the trustee in the same manner and proportion as shares for which instructions are received.

     In addition, the following entities reported beneficial ownership of more than 5% of the outstanding shares of ArvinMeritor Common Stock as of December 31, 2001:

     - Barclays Global Investors N.A., and Barclays Global Fund Advisors, 45 Fremont Street, San Francisco, California 94105; and Barclays Global Investors, Ltd., Murray House, 1 Royal Mint Court, London, England EC3 NHH, reported beneficial ownership of 4,011,720 shares, representing approximately 6.03% of the outstanding shares, of ArvinMeritor Common Stock as of December 31, 2001. This information is based on Schedule 13G dated February 11, 2002, which was delivered to the Company.

     - FMR Corp., Edward C. Johnson 3d, Abigail P. Johnson, Fidelity Management & Research Company and Fidelity Low Priced Stock Fund, 82 Devonshire Street, Boston, Massachusetts 02109, reported beneficial ownership of up to 4,639,560 shares, representing up to 6.977%, of ArvinMeritor Common Stock outstanding as of December 31, 2001. This information is based on
       Schedule 13G, dated February 14, 2002, which was delivered to the Company and filed with the Securities and Exchange Commission ("SEC").

ELECTION OF DIRECTORS

     Our Restated Articles of Incorporation provide that the Board of Directors consists of three classes of directors with overlapping three-year terms, and that the three classes should be as nearly equal in number as possible. One class of directors is elected each year with terms extending to the Annual Meeting held three years later. The Company's Board of Directors currently consists of thirteen members and, after the Annual Meeting, will consist of twelve members.

     Four directors are standing for re-election at the 2003 Annual Meeting as Class III directors, for terms expiring at the Annual Meeting in 2006. One director is standing for re-election as a Class II director with a term expiring at the Annual Meeting in 2005. The four directors in Class I and the remaining three directors in Class II are serving terms expiring at the Annual Meeting of Shareowners in 2004 and 2005, respectively.

     Steven C. Beering, currently a Class III director, will retire as of the date of the 2003 Annual Meeting and will not stand for re-election. In November 2002, the Board redesignated certain directors into different classes to realign the classes and make them equal in number. Joseph B. Anderson, Jr. (formerly a Class I director) is standing for reelection at the 2003 Annual Meeting as a Class III director for a term expiring at the Annual Meeting in 2006, and William D. George, Jr. (formerly a Class I director) is standing for re-election as a Class II director for a two-year term expiring at the Annual Meeting in 2005. Rhonda L. Brooks (formerly a Class II director) was redesignated, with her consent, as a Class I director with a term ending at the Annual Meeting in 2004.

     Proxies will be voted at the meeting (unless authority to do so is withheld) for the election as directors of the nominees specified in Class
III -- Nominees for Director with a Term Expiring in 2006 and Class II -- Nominee for Director with a Term Expiring in 2005 below. If for any reason any of the nominees is not a candidate (which is not expected) when the election occurs, it is likely that either (a) proxies would be voted for the election of the other nominees and of a substitute nominee, or (b) the Board of Directors would reduce the number of directors.

INFORMATION AS TO NOMINEES FOR DIRECTORS AND CONTINUING DIRECTORS

     The following information, as reported to us, is shown below for each nominee for director and each continuing director: name, age and principal occupation; period during which he or she has served as a director; position, if any, with ArvinMeritor; business experience; other directorships held; and the committees of the Board of Directors on which the nominee or continuing director serves.

CLASS III -- NOMINEES FOR DIRECTOR WITH A TERM EXPIRING IN 2006

JOSEPH B. ANDERSON, JR.
Chairman of the Board and Chief Executive Officer, Vibration Control Technologies, LLC (Automotive Components)

Age 59

[JOSEPH B. ANDERSON, JR. PHOTO]
                Mr. Anderson, a director since July 2000 and a director of Meritor from September 1997 until the Merger, is Chairman of the Corporate Governance and Nominating Committee and a member of the Environmental and Social Responsibility Committee. He has served as Chairman of the Board and Chief Executive Officer of Vibration Control Technologies, LLC since June 2002. He was Chairman of the Board and Chief Executive Officer of Chivas Industries LLC (and its predecessor, Chivas Products, Ltd.) from October 1994 until June 2002. From December 1992 to July 1993, Mr. Anderson was President and Chief Executive Officer of Composite Energy Management Systems, Inc. (automotive components). Mr. Anderson served in a variety of positions, primarily in manufacturing, with General Motors Corporation (automotive) from 1979 until December 1992. He also served as an assistant to the U.S. Secretary of Commerce from 1977 to 1979. Mr. Anderson is a director of Quaker Chemical Corporation and R.
                R. Donnelley & Sons Co. and is a trustee of Kettering University. He is also a director, trustee or member of a number of business, educational and civic organizations.

VICTORIA B. JACKSON
President, Victoria Belle, Inc. (Jewelry)

Age 47

[VICTORIA B. JACKSON PHOTO]
                Ms. Jackson, a director since July 2000 and a director of Meritor from July 1999 until the Merger, is a member of the Audit Committee. She currently serves as President of Victoria Belle, Inc., a fine jewelry design and marketing firm. She was President and Chief Executive Officer of DSS/Prodiesel, Inc. (transportation components) from 1979 until 1998, when the company was sold to TransCom USA. She served as a consultant to TransCom USA from 1998 to February 2000. Ms. Jackson is a director of AmSouth Bancorporation and PepsiAmericas, Inc. and is a member of various business, educational and civic organizations.

JAMES E. MARLEY
Retired Chairman of the Board, AMP Inc. (Electrical and Electronics Components and Cabling Products)

Age 67

[JAMES E. MARLEY PHOTO]
                Mr. Marley, a director since July 2000 and a director of Meritor from April 1999 until the Merger, is a member of the Audit Committee and the Environmental and Social Responsibility Committee. He is the retired Chairman of the Board of AMP Inc., serving in that position from 1993 to 1998. He served AMP as President and Chief Operating Officer from 1990 to 1992, as President from 1986 to 1990, and in a variety of engineering and executive positions from 1963, when he joined AMP, until 1986. He is also a director of Armstrong Holdings, Inc. and a number of business, educational and civic organizations, and is a member of a number of engineering and management professional associations.

JAMES E. PERRELLA
Retired Chairman of the Board, President and Chief Executive Officer, Ingersoll-Rand Company (Industrial Components)

Age 67

[JAMES E. PERRELLA PHOTO]
                Mr. Perrella, a director since July 2000 and a director of Arvin from 1999 until the Merger, is a member of the Corporate Governance and Nominating Committee and the Compensation and Management Development Committee. Mr. Perrella served as Chairman of the Board of Ingersoll-Rand Company from 1993 until his retirement in 2000. Between 1993 and October 1999, he also served as President and Chief Executive Officer of Ingersoll-Rand. Mr. Perrella is also a director of Becton Dickinson and Company, Bombardier Inc. and Milacron Inc.

CLASS II -- NOMINEE FOR DIRECTOR WITH A TERM EXPIRING IN 2005

WILLIAM D. GEORGE, JR.
Retired President and Chief Executive Officer, S.C. Johnson Wax (Chemical Specialty Products)

Age 70

[WILLIAM D. GEORGE, JR. PHOTO]
                Mr. George, a director since July 2000 and a director of Arvin from 1994 until the Merger, is Chairman of the Audit Committee and a member of the Environmental and Social Responsibility Committee. Since 1981, he served in a variety of positions with S.C. Johnson Wax, until he became Executive Vice President and Chief Operating Officer, Worldwide Consumer Products from 1988 to 1990, and President, Worldwide Consumer Products from 1990 to 1993. Mr. George was elected President and Chief Executive Officer of S.C. Johnson Wax in 1993, positions he held until retirement in 1997. He is also a director of Reilly Industries, Inc. and Nobex Corporation, and is a member of the Board of Trustees of Carthage College.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE ELECTION OF THESE NOMINEES, WHICH IS PRESENTED AS ITEM (1).

CLASS I -- CONTINUING DIRECTORS WITH TERMS EXPIRING IN 2004

RHONDA L. BROOKS
Business Consultant

Age 50

[RHONDA L. BROOKS PHOTO]
                Ms. Brooks, a director since July 2000 and a director of Meritor from July 1999 until the Merger, is a member of the Environmental and Social Responsibility Committee. She is currently a consultant for start-up firms and serves as an advisor for a private equity company. She served Owens Corning (building materials and fiberglass composites) as President of the Exterior Systems Business from June 2000 to July 2002; as President of the Roofing Systems Business from December 1997 to June 2000; as Vice President, Investor Relations from January to December 1997 and as Vice President-Marketing of the Composites Division from 1995 to 1996. She served as Senior Vice President and General Manager of PlyGem Industries, Inc. (building and remodeling products) from 1994 to 1995, and as Vice
                President -- Oral Care and New Product Strategies, and Vice President -- Marketing of Warner Lambert Company (pharmaceuticals and consumer products) from 1990 to 1994. She was with General Electric Company from 1976 to 1990. She is a director of Central Vermont Public Service Corporation.

RICHARD W. HANSELMAN
Chairman of the Board, Health Net, Inc. (Managed Care Provider)

Age 75

[RICHARD W. HANSELMAN PHOTO]
                Mr. Hanselman, a director since July 2000 and a director of Arvin from 1983 until the Merger, is a member of the Corporate Governance and Nominating Committee. He is the Chairman of the Board of Health Net, Inc., a position he has held (including with its predecessor, Foundation Health Corporation) since 1999. Earlier, Mr. Hanselman joined Genesco, Inc. (footwear and apparel) in 1980 and was named Chief Executive Officer in 1981, serving in that capacity and as Chairman of the Board until 1986. Mr. Hanselman is a director of Brass Eagle, Inc. He also serves on the boards of two privately held companies and is Chairman of one, and is an Honorary Trustee of the Committee for Economic Development.

TERRENCE E. O'ROURKE
President and Chief Operating Officer of ArvinMeritor

Age 55

[TERRENCE E. O'ROURKE PHOTO]
                Mr. O'Rourke has been a director and has served as President and Chief Operating Officer of the Company since June 2002. He was Senior Vice President and President, Light Vehicle Systems, of the Company (and of Meritor, prior to the Merger) from March 1999 to May 2002. Before joining the Company, he served as Group Vice President and President-Ford Division of Lear Corporation (automotive component supplier) from January 1996 to January 1999, and as President-Chrysler Division of Lear from October 1994 to January 1996. From 1973 to 1994 he held a number of management positions with Ford Motor Company (automotive), including supply manager for the Climate Control Division of North American Automotive Operations (NAAO) and manager of Procurement Operations for NAAO.

LARRY D. YOST
Chairman of the Board and Chief Executive Officer of ArvinMeritor

Age 64

[LARRY D. YOST PHOTO]
                Mr. Yost has been a director since March 2000, when he was elected to his present position, and was a director of Meritor from May 1997 until the Merger. Mr. Yost joined Allen-Bradley Company, LLC (automation), a subsidiary of Rockwell, as a manager in 1971 and, after serving in a number of increasingly responsible management positions, served as Senior Vice President, Operations, of Allen-Bradley from July 1992 until November 1994. He served as President, Heavy Vehicle Systems of Rockwell from November 1994 until March 1997 and was Senior Vice President and President, Automotive and Acting President, Heavy Vehicle Systems of Rockwell from March 1997 to September 1997. He served as Chairman of the Board and Chief Executive Officer of Meritor from May 1997 until July 2000. Mr. Yost is a director of Kennametal Inc. and UNOVA, Inc. and is a trustee of Kettering University.

CLASS II -- CONTINUING DIRECTORS WITH TERMS EXPIRING IN 2005

JOSEPH P. FLANNERY
Chairman of the Board, President and Chief Executive Officer, Uniroyal Holding, Inc. (Holding Company for Tire Manufacturer)

Age 70

[JOSEPH P. FLANNERY PHOTO]
                Mr. Flannery, a director since July 2000 and a director of Arvin from 1991 until the Merger, is a member of the Corporate Governance and Nominating Committee and the Compensation and Management Development Committee. He is the Chairman of the Board, President and Chief Executive Officer of Uniroyal Holding, Inc., positions he has held since 1987. Mr. Flannery is a director of K-Mart Corp., Newmont Mining Corporation and The Scotts Company.

CHARLES H. HARFF
Retired Senior Vice President, General Counsel and Secretary of Rockwell (Electronic Controls and Communications)

Age 73

[CHARLES H. HARFF PHOTO]
                Mr. Harff, a director since July 2000 and a director of Meritor from May 1997 until the Merger, is a member of the Audit Committee and the Compensation and Management Development Committee. From June 1984, when he joined Rockwell, until November 1994, Mr. Harff served as Senior Vice President, General Counsel and Secretary of Rockwell. From November 1994 to February 1996, Mr. Harff served as Senior Vice President and Special Counsel of Rockwell, and he served as a consultant to Rockwell from February 1996 to July 2001. He is a retired president and a director of the Fulbright Association and a director of several charitable and civic organizations.

MARTIN D. WALKER
Retired Chairman of the Board and Chief Executive Officer, M.A. Hanna Company (Specialty Chemicals, Plastics and Rubber Products)

Age 70

[MARTIN D. WALKER PHOTO]
                Mr. Walker, a director since July 2000, is the Chairman of the Compensation and Management Development Committee and a member of the Corporate Governance and Nominating Committee. He is a principal of MORWAL Investments. Mr. Walker served M.A. Hanna Company as Chief Executive Officer from October 1998 until June 1999 and as Chairman of the Board from October 1998 until December 1999. He had previously served M.A. Hanna as Chief Executive Officer from 1986 until December 1996 and as Chairman of the Board from 1986 until June 1997. He is a director of Comerica, Inc., Goodyear Tire and Rubber Co., Lexmark International Group, Textron, Inc. and The Timken Company.

BOARD OF DIRECTORS AND COMMITTEES

     The Board of Directors manages or directs the management of the business of ArvinMeritor. The Board has established four standing committees the principal functions of which are briefly described below. In fiscal year 2002, the Board of Directors held eight regularly scheduled and special meetings and acted by unanimous written consent three times. Each director attended at least 75% of the aggregate number of meetings of the Board and the committees on which he or she served in fiscal year 2002, except Dr. Beering, who attended 12 of 17 meetings, or 71%, and Mr. Perrella, who attended 14 of 19 meetings, or 74%.

     The Audit Committee is currently composed of four non-employee directors, William D. George, Jr. (chairman), Charles H. Harff, Victoria B. Jackson and James E. Marley. The Audit Committee has a written charter, which it reviews and reassesses annually for compliance with rules of the New York Stock Exchange. Among its current functions, the Audit Committee selects and recommends the employment of independent public accountants for the Company, subject to approval of the shareowners; reviews the scope of and procedures used in audits and reviews of the Company's financial statements by the independent public accountants; reviews the Company's annual and quarterly financial statements before their release; reviews and approves the fees charged by the independent public accountants and the scope and extent of any non-audit services they perform for the Company; receives and evaluates a report from the independent public accountants as to their independence; reviews the adequacy of the Company's systems of internal controls and recommendations of the independent public accountants with respect to internal controls; reviews the scope and results of internal audits; reviews and acts on comments and suggestions by the independent public accountants and by the Company's internal auditors with respect to their audit activities; monitors compliance by employees with the Company's standards of business conduct policies; monitors risk exposures and initiatives to control such exposures; and reviews all of the foregoing with management. The Audit Committee meets regularly in executive session with the independent public accountants, the internal auditors and senior management. The Audit Committee held six meetings in fiscal year 2002.

     The Board Composition Committee's charter was amended on September 18, 2002 to expand the Committee's responsibilities and change its name to the Corporate Governance and Nominating Committee. This Committee is currently composed of five non-employee directors, Joseph B. Anderson, Jr. (chairman), Joseph P. Flannery, Richard W. Hanselman, James E. Perrella and Martin D. Walker. The principal functions of the Corporate Governance and Nominating Committee are to consider and recommend to the Board qualified candidates for election as directors of the Company; periodically prepare and submit to the Board for adoption the Committee's selection criteria for director nominees; recommend to the Board and management a process for new Board member orientation; periodically assess the performance of the Board; consider matters of corporate governance and Board practices and recommend to the Board improvements in governance processes and changes in the Guidelines on Corporate Governance; review periodically the Company's charter and by-laws in light of statutory changes and current best practices; review the charter, responsibilities, membership and chairmanship of each committee of the Board and recommend appropriate changes; review Director independence, conflicts of interest, qualifications and conduct and recommend to the Board removal of a Director when appropriate; and annually assess the Committee's performance against its charter. The Corporate Governance and Nominating Committee held five meetings in fiscal year 2002.

     Shareowners may recommend candidates for consideration by the Committee by writing to the Secretary of the Company at its World Headquarters in Troy, Michigan, giving the candidate's name, biographical data and qualifications. A written statement from the candidate, consenting to be named as a candidate and, if nominated and elected, to serve as a director, should accompany any such recommendation.

     The five members of the Compensation and Management Development Committee (the "Compensation Committee"), Martin D. Walker (chairman), Steven C. Beering, Joseph P. Flannery, Charles H. Harff and James E. Perrella, are non-employee directors and are not eligible to participate in any of the plans or programs that are administered by the Committee (except the Directors Stock Plan). The principal functions of the Compensation Committee are to evaluate the performance of the Company's senior executives and plans for management succession and development, to consider the design and competitiveness of the Company's compensation plans, to review and approve senior executive compensation and to administer the

Company's incentive, deferred compensation, stock option and long-term incentives plans. The Compensation Committee held six meetings and acted by unanimous written consent once in fiscal year 2002.

     The Environmental and Social Responsibility Committee, which is composed of five non-employee directors, Steven C. Beering (chairman), Joseph B. Anderson, Jr., Rhonda L. Brooks, William D. George, Jr. and James E. Marley, reviews and assesses the Company's policies and practices in the following areas and recommends revisions as appropriate: employee relations, with emphasis on equal employment opportunity and advancement; the protection and enhancement of the environment and energy resources; product integrity and safety; employee health and safety; and community and civic relations, including programs for and contributions to health, educational, cultural and other social institutions. This Committee held three meetings in fiscal year 2002.

COMPENSATION OF DIRECTORS

     Non-employee directors of ArvinMeritor receive a retainer at the rate of $35,000 per year for Board service. After each Annual Meeting of Shareowners, each non-employee director receives the following grants. A non-employee director who is elected to the Board during the fiscal year receives a pro rata portion of these grants:

     - 1,000 shares of Common Stock and

     - options to purchase 3,000 shares of Common Stock at the closing price of the Common Stock on the New York Stock Exchange -- Composite Transactions reporting system on the date of the grant.

     A director may elect to defer payment of all or part of the cash retainer fees to a later date, with interest on deferred amounts accruing quarterly at a rate equal to 120% of the Federal long-term rate set each month by the Secretary of the Treasury. Each director also has the option each year to defer all of the annual grant of shares and all or any portion of the cash retainer by electing to receive restricted shares that could be forfeited if certain conditions are not satisfied. The restricted shares in lieu of the cash retainer are valued at the closing price of the Common Stock on the New York Stock
Exchange -- Composite Transactions reporting system on the date each retainer payment would otherwise be made in cash.

     Beginning with fiscal year 2003, the Chairman of the Audit Committee will receive an additional retainer of $5,000 per year, and the Chairmen of the Compensation Committee, the Corporate Governance and Nominating Committee and the Environmental and Social Responsibility Committee will each receive an additional retainer of $3,000 per year. Also beginning in fiscal year 2003, non-employee directors will receive fees for attendance at committee meetings in the amount of $1,500 for each meeting of the Audit Committee ($750 per meeting for attendance by telephone) and $1,000 for each meeting of other Board committees ($500 per meeting for attendance by telephone). The changes effective beginning in 2003 were made to compensate directors fairly for the added responsibility and time commitment that current governance standards involve.

     Directors who are also employees of ArvinMeritor or a subsidiary of ArvinMeritor do not receive compensation for serving as directors.

INVOLVEMENT IN CERTAIN LEGAL PROCEEDINGS

     On October 5, 2000, Owens Corning, Inc. filed a petition for reorganization under Chapter 11 of the Bankruptcy Code in the U.S. Bankruptcy Court in Wilmington, Delaware. Owens Corning stated that it took the action to address demands on its cash flow resulting from asbestos-related liability. Rhonda L. Brooks, a director of the Company, was President of Owens Corning's Roofing Systems Business from December 1997 to June 2000, and President of its Exterior Systems Business from June 2000 to July 2002.

     In October 1997, Chivas Products, Ltd., of which Joseph B. Anderson, Jr., a director of the Company, was Chairman of the Board and Chief Executive Officer, filed a petition for reorganization under Chapter 11 of the Bankruptcy Code in U.S. Bankruptcy Court in the Eastern District of Michigan. On March 4, 1998, the court approved a restructuring plan, pursuant to which the assets of Chivas Products, Ltd. were sold on

March 17, 1998 to Chivas Industries LLC, a joint venture between Mr. Anderson and Continental Plastics Co. Mr. Anderson was Chairman of the Board and Chief Executive Officer of the joint venture until June 2002.

CORPORATE GOVERNANCE AT ARVINMERITOR

     ArvinMeritor is committed to good corporate governance. The foundation of our corporate governance principles and practices is the independent nature of our Board of Directors and its primary responsibility to ArvinMeritor's shareowners. Our corporate governance guidelines were modeled on Meritor's guidelines and were adopted by the Board after the Merger. Our guidelines are periodically reviewed and will be modified or supplemented when and as appropriate. Our current guidelines and practices are summarized below:

Board Composition and Independence

     - A substantial majority of the Board must be independent directors. A director is not "independent" if he is a current or former employee or executive officer of the Company, is related to an executive officer of the Company, or has a connection with a supplier or customer of the Company or with a tax exempt entity to which the Company makes material contributions. Currently, eleven of the thirteen directors are independent.

     - Only independent directors can serve on Board committees.

     - All decisions on matters of corporate governance are made by independent directors.

     - Committee membership and chairmanships are reviewed periodically to assure that each committee has the benefit of both experience and fresh perspectives.

     - Board nominees are selected and recommended by the Corporate Governance and Nominating Committee and approved by the full Board. In identifying candidates, the Committee looks for a variety of experience and diversity of gender, ethic background, age and geographic location.

     - Non-employee directors are required to offer not to stand for reelection if they are age 70 at the time of re-election or will reach age 70 during their new term, or if their principal employment or affiliation changes significantly during their term as director. The Corporate Governance and Nominating Committee decides whether continued Board service is appropriate.

Board Performance and Operations

     - Board and committee agendas are developed through discussions with management and Board members, and are focused on business performance and strategic issues, leadership, and recent developments. Presentation materials are sent to Board and committee members for review in advance of each meeting.

     - Information and data important to understanding of the business, including financial and operating information, is distributed regularly to the Board.

     - Each Board committee has a detailed charter outlining its responsibilities.

     - Minutes of all committee meetings are provided to each Board member, and a full report of each committee meeting is given to the full Board.

     - The Board reviews and discusses in depth the Company's long-term strategic goals and plans at least annually.

     - A detailed discussion of an individual business segment is held at each meeting, including business environment and outlook, performance compared to competitors, action plans for the future and other key issues.

     - Management development and succession plans are reviewed annually.

     - The Board's committees have the authority to hire outside advisors and consultants as they deem necessary.

     - Executive sessions are required to be held at least annually and in practice are held at each Board meeting.

     - The Board self-assesses its performance annually and develops action plans to address areas that need improvement.

     - The Corporate Governance and Nominating Committee is responsible for corporate governance and Board practices, and formally evaluates these areas periodically.

Alignment with Shareowner Interests

     - A large portion of director compensation is equity-based and therefore tied to the Company's stock performance. Directors can also elect to receive their cash retainer fees in the form of Common Stock.

     - The Compensation Committee and the Board oversee employee compensation programs to assure that they are linked to performance and increasing shareowner value. The Compensation Committee also monitors compliance by Company executives with stock ownership guidelines (see Compensation Committee Report on Executive Compensation below).

OWNERSHIP BY MANAGEMENT OF EQUITY SECURITIES

     The following table shows the beneficial ownership, reported to us as of November 30, 2002, of ArvinMeritor Common Stock of (a) each director, (b) each executive officer listed in the Summary Compensation Table under the heading Executive Compensation below and (c) such persons and other executive officers as a group. See Voting Securities above for information on beneficial holders of more than 5% of outstanding ArvinMeritor Common Stock.

                  BENEFICIAL OWNERSHIP AS OF NOVEMBER 30, 2002

                                                                        COMMON STOCK
                                                         -------------------------------------------
NAME                                                     SHARES(1)(2)            PERCENT OF CLASS(3)
----                                                     ------------            -------------------
Joseph B. Anderson, Jr. ...............................       7,250(4)                     *
Steven C. Beering......................................       9,850(4)                     *
Rhonda L. Brooks.......................................       7,500(5)                     *
Joseph P. Flannery.....................................       9,750                        *
William D. George, Jr. ................................      11,250(4)                     *
Richard W. Hanselman...................................      10,750                        *
Charles H. Harff.......................................      28,297(6)                     *
Victoria B. Jackson....................................       7,500(4)                     *
James E. Marley........................................      16,316(4)                     *
James E. Perrella......................................      15,398(4)                     *
Martin D. Walker.......................................      17,930(4)(7)                  *
Larry D. Yost..........................................     636,474(4)(8)(9)(10)         .93
Terrence E. O'Rourke...................................     157,481(4)(8)(9)             .23
Craig M. Stinson.......................................     115,643(4)(8)                .17
S. Carl Soderstrom, Jr. ...............................     102,117(4)(8)                .15
Thomas A. Gosnell......................................      96,375(4)(8)(10)            .14
All of the above and other executive officers as a
  group (26 persons)...................................   1,697,540(4)(8)(10)           2.45

---------------
  * Less than 0.1%

 (1) Each person has sole voting and investment power with respect to the shares listed unless otherwise indicated.

 (2) Includes the following numbers of shares of Common Stock which may be acquired upon exercise of options that were exercisable or would become exercisable within 60 days: 4,062 shares for Mr. Anderson; 5,500 shares for each of Messrs. Beering, Flannery, George and Hanselman; 4,188 shares for each of Ms. Brooks and Ms. Jackson; 8,125 shares for Mr. Harff; 4,750 shares for Mr. Marley; 3,500 shares for Mr. Perrella; 2,500 shares for Mr. Walker; 239,334; 82,500; 62,001; 40,334; and 51,000 shares for Messrs.
     Yost, O'Rourke, Stinson, Soderstrom and Gosnell, respectively; and 745,101 shares for all directors and executive officers as a group.

 (3) For purposes of computing the percentage of outstanding shares beneficially owned by each person, the number of shares owned by that person and the number of shares outstanding include shares as to which such person has a right to acquire beneficial ownership within 60 days (for example, through the exercise of stock options, conversions of securities or through various trust arrangements), in accordance with Rule 13d-3(d)(1) under the Securities Exchange Act of 1934, as amended.

 (4) Includes restricted shares of Common Stock awarded under the Directors Stock Plan or the Company's long-term incentive plans, as applicable. Restricted shares are held by the Company until certain conditions are satisfied.

 (5) Includes 3,312 shares held as trustee of a revocable trust.

 (6) Includes 2,332 shares held by the Charles H. and Marion M. Harff Charitable Remainder Trust and 17,840 shares held by the Charles H. Harff Revocable Living Trust. Mr. Harff is co-trustee of each such trust.

 (7) Includes 2,133 shares held in the Martin D. Walker Charitable Remainder Trust, 3,750 shares held in the Mary J. Walker Trust, and 7,298 shares held in the Martin D. Walker Trust, of which Mr. Walker is trustee, and 2,249 shares held in the Walker Charitable Foundation.

 (8) Includes shares beneficially owned under the Company's and Rockwell's Savings Plans and the Company's Deferred Compensation and Equity Plans. Does not include the following share equivalents held under supplemental savings plans of Rockwell and the Company on November 30, 2002: 19,386; 5,101; 340; 3,686; and 4,849 shares for Messrs. Yost, O'Rourke, Stinson, Soderstrom and Gosnell, respectively, and 46,947 shares for all directors and executive officers as a group.

 (9) Includes deferred awards of Common Stock.

(10) Includes shares held jointly or in other capacities or held by a spouse, as to which, in some cases, beneficial ownership is disclaimed.

EXECUTIVE COMPENSATION

     The information shown below reflects the annual and long-term compensation, from all sources, of our chief executive officer and the other four most highly compensated executive officers of the Company for the fiscal year ended September 30, 2002 (the "Named Executive Officers"). We began operation as a combined company on July 7, 2000. The compensation reported below for periods after July 7, 2000 is for services rendered in all capacities to ArvinMeritor and its subsidiaries. The compensation reported below for the period on or before July 7, 2000 is for services rendered in all capacities to Meritor or Arvin and their respective subsidiaries, as applicable.

                           SUMMARY COMPENSATION TABLE

                                                                                LONG-TERM COMPENSATION
                                          ANNUAL COMPENSATION           ---------------------------------------
                                   ----------------------------------                   STOCK
                                                              OTHER     RESTRICTED    UNDERLYING                      ALL
                                                             ANNUAL       STOCK        OPTIONS      LONG-TERM        OTHER
NAME AND PRINCIPAL POSITION                                  COMPEN-      AWARDS        (# OF       INCENTIVE      COMPENSA-
WITH THE COMPANY(1)          YEAR   SALARY     BONUS(2)     SATION(3)     ($)(4)      SHARES)(6)   PAYMENTS(8)      TION(9)
---------------------------  ----  --------   ----------    ---------   ----------    ----------   ------------    ----------
Larry D. Yost                2002  $892,500   $1,531,352     $21,015    $        0     302,000      $        0     $  109,073
  Chairman of the Board      2001   840,000            0      13,457     2,234,271(5)  208,000         257,088         40,425
  and Chief Executive        2000   700,000      500,000      27,881             0         (7)         300,382        741,375
  Officer
Terrence E. O'Rourke         2002   432,917      708,075      15,417             0      90,000               0         51,345
  President and Chief        2001   370,000            0      17,501       214,442(5)   63,000          80,640         18,013
  Operating Officer          2000   336,000      195,100      24,476             0         (7)               0        310,080
Craig M. Stinson             2002   345,417      527,262      33,544             0      90,000               0         16,818
  Senior Vice President      2001   300,000            0       7,016        58,949(5)   63,000          20,544         53,652
  and President, Light       2000   208,500      147,874           0             0       4,250               0         99,203
  Vehicle Systems
S. Carl Soderstrom, Jr.      2002   360,417      450,000      25,631             0      90,000               0         36,469
  Senior Vice President      2001   295,458            0      13,282       371,456(5)   31,000          51,936         31,782
  and Chief Financial        2000   239,250      115,000      16,895             0         (7)          60,682        267,045
  Officer
Thomas A. Gosnell            2002   349,583      394,322      31,613             0      90,000               0         33,476
  Senior Vice President      2001   335,000            0      12,112       267,579(5)   63,000          41,040         16,103
  and President, Commercial  2000   210,000      150,000      11,868             0         (7)          47,951         12,607
  Vehicle Systems

---------------
(1) The table reflects the positions held with ArvinMeritor at September 30, 2002. Mr. O'Rourke previously served ArvinMeritor as Senior Vice President and President, Light Vehicle Systems (July 2000-May 2002); Mr. Stinson previously served as Senior Vice President and President, Air & Emissions Technologies (September 2000-May 2002) and as Executive Vice President, Exhaust Systems (July 2000-September 2000); Mr. Soderstrom previously served as Senior Vice President, Engineering, Quality and Procurement (July 2000-July 2001); and Mr. Gosnell previously served as Senior Vice President and President, Heavy Vehicle Systems Aftermarket Products (July 2000-November 2000). Each of the Named Executive Officers served either Meritor and its subsidiaries or Arvin and its subsidiaries in various executive capacities prior to July 7, 2000, the date of the Merger.

(2) Reflects amount awarded, even if deferred for future payment.

(3) This column consists of amounts reimbursed for the payment of taxes.

(4) The Named Executive Officers held the following aggregate numbers of restricted shares of Common Stock at September 30, 2002, with an aggregate value (based on the closing price of ArvinMeritor Common Stock, $18.70 per share, on the New York Stock Exchange -- Composite Transactions reporting system on September 30, 2002) as follows: Mr. Yost -- 164,125 shares, $3,069,138; Mr. O'Rourke -- 11,252 shares, $210,412; Mr. Stinson -- 3,093 shares, $57,839; Mr. Soderstrom -- 19,490 shares, $364,463; and Mr.
    Gosnell -- 14,040 shares, $262,548. Cash dividends on the restricted shares granted to the Named Executive Officers in fiscal year 2001 (see note 5) that are paid prior to vesting are reinvested in additional restricted shares of Common Stock. Cash dividends on all other restricted shares, granted prior to 2000, are accrued and paid in cash at the time of vesting.

(5) Restricted shares of Common Stock were issued to the Named Executive Officers on July 16, 2001 in exchange for cancellation of outstanding stock options. The reported dollar value of the 2001 grants represents the number of restricted shares issued, multiplied by the closing price of ArvinMeritor Common Stock on the New York Stock Exchange -- Composite Transactions reporting system on the date of grant ($19.50 per share).

(6) All options issued prior to July 7, 2000 were originally issued as options to purchase Arvin or Meritor common stock, as applicable, and were converted to options to purchase ArvinMeritor Common Stock at the time of the Merger. All options issued after the date of the Merger were issued as options to purchase ArvinMeritor Common Stock.

(7) The following numbers of stock options granted to the Named Executive Officers in fiscal year 2000 were surrendered in fiscal year 2001 in exchange for issuance of restricted shares of Common Stock (as described in note 5): Mr. Yost -- 80,250; Mr. O'Rourke -- 37,500; Mr.
    Soderstrom -- 16,500; and Mr. Gosnell -- 16,500.

(8) Long-term incentive payments for Messrs. Yost, O'Rourke, Soderstrom and Gosnell in fiscal years 2001 and 2000 consist of cash paid by the Company with respect to three-year performance plans, established under the Meritor 1997 Long-Term Incentives Plan, that ended in those years. Long-term incentive payments for Mr. Stinson in fiscal year 2001 consist of cash paid by the Company with respect to pro rata awards under the performance plan that ended in 2001. No long-term incentive payments were made with respect to the performance plan that ended in 2002. See Long-Term Incentive Plan Awards below.

(9) This column includes (a) amounts contributed or accrued for fiscal years 2002, 2001 and 2000 for the Named Executive Officers under employee savings plans and related supplemental savings plans of the Company for the periods after July 7, 2000, and of Arvin and Meritor, as applicable, for the period on and prior to July 7, 2000; (b) bonuses paid in fiscal year 2000 in connection with the Merger, in the following amounts: Mr. Yost -- $700,000; Mr. O'Rourke -- $300,000; and Mr. Soderstrom -- $242,000; (c) $40,902 and
    $85,305 paid to Mr. Stinson in 2001 and 2000, respectively, as additional compensation for overseas assignments; and (d) $4,444 in interest paid by the Company in fiscal year 2002 on a relocation bridge loan made to Mr. Stinson by a third-party lender.

     In connection with a job-related relocation, in June 2002 the Company arranged a 12-month $1.5 million line of credit for Craig Stinson from GMAC Global Relocation Services, Inc. to finance the building of a new home. When his prior home is sold, the net proceeds of sale will be applied to repayment of the borrowings outstanding under the line of credit. The Company makes periodic interest payments, which are treated as compensation to Mr. Stinson (see note 9 to the table above), at a rate equal to the prime commercial lending rate plus 1% and is obligated to repay the principal that is not repaid from the sale proceeds or by Mr. Stinson. At September 30, 2002, borrowings of approximately $416,276 were outstanding under this line of credit.

                                 OPTION GRANTS

     The following table shows option grants to the Named Executive Officers made during the fiscal year ended September 30, 2002 pursuant to the Company's long-term incentives plans. These options are reflected in the Summary Compensation Table above.

                                                                                                     GRANT DATE
                                                           OPTION GRANTS                               VALUE
                                 -----------------------------------------------------------------   ----------
                                                    PERCENTAGE OF TOTAL
                                    NUMBER OF         OPTIONS GRANTED
                                    SECURITIES          TO COMPANY         EXERCISE
                                    UNDERLYING           EMPLOYEES          OR BASE                  GRANT DATE
                                 OPTIONS GRANTED         IN FISCAL        PRICE (PER    EXPIRATION    PRESENT
NAME                             (# OF SHARES)(1)         2002(2)          SHARE)(3)       DATE       VALUE(4)
----                             ----------------   -------------------   -----------   ----------   ----------
Larry D. Yost..................      302,000                19.9%           $19.85       1/21/12     $2,229,062
Terrence E. O'Rourke...........       90,000                 5.9             19.85       1/21/12        664,290
Craig M. Stinson...............       90,000                 5.9             19.85       1/21/12        664,290
S. Carl Soderstrom, Jr.........       90,000                 5.9             19.85       1/21/12        664,290
Thomas A. Gosnell..............       90,000                 5.9             19.85       1/21/12        664,290

---------------
 (1) These grants were made under the ArvinMeritor 1997 Long-Term Incentives Plan on January 21, 2002. The options will become exercisable in three approximately equal installments on January 21, 2003, January 21, 2004 and January 21, 2005.

 (2) Based on the total number of options to purchase ArvinMeritor Common Stock issued to employees during the fiscal year.

 (3) Exercise price reflects market value per share (as defined in the 1997 Long-Term Incentives Plan) of ArvinMeritor Common Stock on the date of grant.

 (4) These values are based on the Black-Scholes option pricing model, which attempts to portray the value of an option at the date of grant. The actual value, if any, that may be realized from these options by the officer will depend solely on the gain in stock price over the exercise price when the options are exercised. Based on a per option share value of $7.381, using the following assumptions and inputs: options exercised after 7 1/2 years; weighted one-year stock price volatility and dividend yield of 31.93% and 1.70%, respectively; and an interest rate of 5.12%, which was the zero coupon 7 1/2-year Treasury bond rate at the date of grant.

             AGGREGATED OPTION EXERCISES AND FISCAL YEAR-END VALUES

     The following table shows the number of options exercised and the value realized by the Named Executive Officers during the fiscal year ended September 30, 2002, the number of shares of Common Stock underlying unexercised options, and the value of unexercised in-the-money options, held by the Named Executive Officers as of September 30, 2002.

                                                           NUMBER OF SHARES
                                                        UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                                            OPTIONS HELD AT           IN-THE-MONEY OPTIONS AT
                            SHARES                        SEPTEMBER 30, 2002           SEPTEMBER 30, 2002(2)
                           ACQUIRED        VALUE      ---------------------------   ---------------------------
NAME                      ON EXERCISE   REALIZED(1)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                      -----------   -----------   -----------   -------------   -----------   -------------
Larry D. Yost...........         0       $      0       69,333         440,667       $269,705       $539,415
Terrence E. O'Rourke....    15,000        222,063       31,500         132,000         23,340        163,380
Craig M. Stinson........    14,249        159,411       11,001         132,000         26,261        163,380
S. Carl Soderstrom,
  Jr....................    10,333        156,932            0         110,667              0         80,395
Thomas A. Gosnell.......    21,000        182,438            0         132,000              0        163,380

---------------

(1) Based on the actual sale price of the shares minus the exercise price.

(2) Based on the difference between the exercise price of the options and the closing price of ArvinMeritor Common Stock ($18.70) on the New York Stock Exchange -- Composite Transactions reporting system on September 30, 2002.

                        LONG-TERM INCENTIVE PLAN AWARDS

     The following table shows information with respect to awards made during fiscal year 2002 to the Named Executive Officers under the 1997 Long-Term Incentives Plan.

                                 NUMBER OF        PERFORMANCE OR      ESTIMATED FUTURE PAYMENT UNDER NON-
                               SHARES, UNITS    OTHER PERIOD UNTIL          STOCK PRICE-BASED PLANS
                                  OR OTHER          MATURATION       -------------------------------------
NAME                            RIGHTS(1)(2)        OR PAYMENT       THRESHOLD    TARGET(2)    MAXIMUM(2)
----                           --------------   ------------------   ----------   ----------   -----------
Larry D. Yost................     $990,000       10/1/01-9/30/04         $0        $990,000    $2,970,000
Terrence E. O'Rourke.........      297,000       10/1/01-9/30/04          0         297,000       891,000
Craig M. Stinson.............      297,000       10/1/01-9/30/04          0         297,000       891,000
S. Carl Soderstrom, Jr.......      297,000       10/1/01-9/30/04          0         297,000       891,000
Thomas A. Gosnell............      297,000       10/1/01-9/30/04          0         297,000       891,000

---------------

(1) Potential awards for target performance are expressed as cash amounts.

(2) Amounts are stated before application of stock price change modifier, described below.

     In connection with the Merger, we adopted the Meritor 1997 Long-Term Incentives Plan. Under this Plan, the Compensation Committee of the Board of Directors establishes performance periods of at least three fiscal years duration and performance objectives for those periods, and grants potential awards expressed as cash payments to key employees of the Company and its subsidiaries. Participants earn awards upon conclusion of the applicable performance period (which may vary from 0% to 300% of the target award) based on actual performance, as measured by earnings per share growth and cash flow/return on investment, against target levels established by the Compensation Committee. However, awards are subject to achieving minimum threshold levels established by the Compensation Committee. The award payments are further modified by the percentage change in the price of ArvinMeritor Common Stock over the three-year period of the performance plans, which may increase or decrease the payment finally awarded. At the discretion of the Compensation Committee, payments may be made wholly or partly by delivering shares of ArvinMeritor Common Stock valued at the fair market value on the payment date.

     There were no long-term incentive payments in 2002. Long-term incentive payments in 2001 and 2000 were made in cash.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation and Management Development Committee of the Board of Directors, which consists entirely of non-employee directors (see Board of Directors and Committees above), has responsibility for reviewing all aspects of ArvinMeritor's executive compensation and has furnished the following report.

COMPENSATION PHILOSOPHY AND OBJECTIVES

     The Compensation Committee has adopted compensation policies for ArvinMeritor intended to "pay for performance" through meeting three fundamental objectives:

     - foster the creation of shareowner value through close alignment of the financial interests of executives with those of ArvinMeritor's shareowners,

     - recognize individual and team performance through evaluation of each executive's effectiveness in meeting strategic and operating plan goals, and

     - create compensation systems to attract, retain and motivate the high caliber of executives necessary for ArvinMeritor's leadership and growth.

EMPLOYEE STOCK OWNERSHIP

     The Compensation Committee believes the focus on "pay for performance" can best be achieved by aligning the financial interests of ArvinMeritor's key executives with those of its shareowners. Accordingly, it has set the following minimum Ownership Guidelines (multiple of base salary) to be achieved and maintained:

                                                              COMMON STOCK
                                                              MARKET VALUE
                                                              ------------
- Chief Executive Officer...................................  5
- President.................................................  5
- Senior Vice Presidents....................................  3
- Other Executive Officers..................................  2
- Other Vice Presidents.....................................  1.5
- Other Executives subject to the guidelines................  1

     Non-U.S. based executives in each category listed above are subject to the same Ownership Guidelines, except that "Other Vice Presidents" are subject to a multiple of 1, and "Other Executives subject to the guidelines" are subject to a multiple of 0.5.

     Shares owned directly (including restricted shares of Common Stock) or through savings plans of ArvinMeritor or Rockwell are considered for determining whether an executive meets the Ownership Guidelines. Shares subject to unexercised stock options are not considered. The Ownership Guidelines provide a transition period during which executives may achieve compliance. In general, this period ends five years after the date the Ownership Guidelines become applicable to them. All ArvinMeritor executives are within the five-year transition period for satisfying the Guidelines. As of November 30, 2002, the chief executive officer, president, senior vice presidents and other executive officers owned an aggregate of approximately 910,000 shares of ArvinMeritor Common Stock.

COMPENSATION STRATEGY

     The Compensation Committee carries out its "pay for performance" philosophy by tying each executive's total compensation to the performance of both the Company and the individual. Base salaries are set at a level that is competitive with other major automotive suppliers, commensurate with responsibilities and experience. However, executives have an opportunity to earn above-median compensation through ArvinMeritor's annual and long-term incentive plans, which provide rewards for superior performance by the individual and the Company. The Compensation Committee considers the total compensation potentially available to each executive in establishing each element of compensation.

     At the beginning of fiscal year 2002, the Compensation Committee reviewed data compiled by Towers Perrin, independent compensation consultants retained to advise the Committee and management (the "consultants"), from competing companies and reference data for a broader group of comparable industrial companies in determining executive compensation for the year. The data reviewed included data from nine of the eleven companies included in the peer group of companies used to compare ArvinMeritor's shareowner return (see Shareowner Return Performance Presentation below).

     Section 162(m) of the Internal Revenue Code provides that the Company may not deduct compensation in excess of $1 million paid in any taxable year to the Chief Executive Officer or any of the other Named Executive Officers, unless the compensation is "performance based." Awards under the 1997 Long-Term Incentives Plan, the 1998 Stock Benefit Plan and the Employee Stock Benefit Plan, each as amended ("long-term incentive plans") are designed to be "performance based" for purposes of Section 162(m) and are not subject to the limit on deductibility. However, base salaries and awards under the Incentive Compensation Plan do not qualify as "performance based" compensation for this purpose, because the Compensation Committee retains discretion with respect to these payments. The Compensation Committee's policy is to structure compensation arrangements in a manner that will avoid the deduction limitations of Sec-tion 162(m), except where it determines that exceeding these limitations is in the best interests of ArvinMeritor and its shareowners.

     Mr. Yost's non-performance-based compensation in fiscal year 2002 exceeded the $1 million limit in Section 162(m). Of the excess, $100,000 was paid to Mr. Yost in cash and will not be deductible, and the balance of the excess was paid in the form of a deferred award of Common Stock. Mr. O'Rourke's non-performance-based compensation in fiscal year 2002 also exceeded $1 million, and all of the excess was paid in the form of a deferred award of Common Stock. Each deferred Common Stock award will be delivered the year after the respective retirement of Mr. Yost and Mr. O'Rourke and will be deductible by ArvinMeritor for the year of delivery.

COMPONENTS OF ARVINMERITOR'S COMPENSATION

     The primary components of ArvinMeritor's executive compensation are base salary, annual incentives and long-term incentives. Each of these components is discussed below.

     - Base Salary -- In the early part of fiscal year 2002, the Compensation Committee established the base salaries of the Company's senior executives, including Messrs. O'Rourke, Stinson, Soderstrom and Gosnell. The Compensation Committee separately determined the salary for the Chief Executive Officer (as discussed below), and established the base salaries of other senior executives upon recommendations of the Chief Executive Officer and ArvinMeritor's senior human resources executives. The recommended base salaries were developed based on survey data and the consultants' reports, on individual performance and on judgments as to the expected future contributions of the individual senior executives. Base salaries also reflect the number of years of experience that each executive had in his or her current position.

     Because of industry downturns and cost reduction initiatives, 2002 base salary adjustments, which would normally have been effective November 1, 2001, were postponed until May 1, 2002. Salary adjustments for executive officers who changed positions during the year (including Messrs. O'Rourke and Stinson) were implemented at the time of promotion.

     - Annual Incentives -- Near the beginning of fiscal year 2002, the Compensation Committee and the Board of Directors reviewed with the Chief Executive Officer the corporate goals and objectives for that year. These goals and objectives were focused on objectives tied to creating shareowner value, which included measurable financial goals for the fiscal year as well as strategic goals that require more subjective assessments. The financial objectives for fiscal year 2002 included earnings per share growth and improvement in the ratio of non-cash working capital to sales. ArvinMeritor's strategic objectives related to creating shareowner value, exceeding customer expectations, out-performing the competition, developing an employee-valued culture, building supplier relationships and enhancing social responsibility. In addition, separate goals and objectives were developed for each of the business units, tailored to its particular operations, and for each individual. When corporate, business unit and individual goals and objectives are achieved, incentive compensation is intended to be awarded at or above 100% of stated target levels. These target levels were established based on broad industry surveys, with significant upward and downward leverage dependent on performance.

     In determining the incentive compensation for fiscal year 2002 for the Named Executive Officers (see the column headed "Bonus" in the table under Executive Compensation -- Summary Compensation Table above) and other key employees of the Company, the Compensation Committee focused on the level of achievement of the measurable financial objectives for the year. Earnings per share increased 27.1% compared to fiscal year 2001 and non-cash working capital as a percent of sales improved by 2.2%, each of which exceeded targets set for the fiscal year.

     - Long-Term Incentives -- ArvinMeritor's long-term incentive plans provide the flexibility to grant long-term incentives in a variety of forms, including target performance awards, stock options, stock appreciation rights and restricted shares of Common Stock. Annually, the Compensation Committee evaluates the types of long-term incentives it believes are most likely to achieve ArvinMeritor's total compensation objectives.

     In fiscal year 2002, the Compensation Committee provided long-term incentives to executive officers two-thirds through stock option grants and one-third through awards under long-term performance plans. Other executives' long-term incentives were provided one-quarter each through grants of restricted shares and stock options and one-half through awards under long-term performance plans. Other key employees' long-term incentives were provided solely through grants of restricted shares. The Compensation Committee believes that this allocation provides an appropriate incentive for achievement of the Company's goals, aligns the interests of executives with the interests of shareowners and provides a means of increasing ownership of Common Stock.

     Stock Options. In accordance with these practices, the Compensation Committee granted stock options to executive officers, including the Named Executive Officers (see the table under Executive Compensation -- Option Grants above), in fiscal year 2002. The Compensation Committee determined the individual award of stock options to the Chief Executive Officer (as discussed below), and reviewed the Chief Executive Officer's recommendations for individual awards of stock options to other key executives. The Compensation Committee also considered relevant survey data and the consultants' reports and the anticipated future contributions of the individual executive officers.

     Performance Awards. In fiscal year 2002, the Compensation Committee established a performance plan with a three-year performance period ending September 30, 2004, and set target performance awards thereunder for executives, including the Named Executive Officers (see Executive Compensation -- Long-Term Incentive Plan Awards above). Under the performance plan, potential compensation depends on achieving levels of earnings per share growth and cash flow/return on investment, as modified by the change in the price of ArvinMeritor Common Stock during the term of the performance period.

     In fiscal year 2000, the Compensation and Management Development Committee of Meritor Automotive, Inc. granted key executives long-term incentives under the 1997 Long-Term Incentives Plan. Since minimum target goals based on earnings per share growth and cash flow/return on investment were not achieved, the Compensation Committee made no long-term incentive payments under this performance plan.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

     For the period from October 1, 2001 to April 30, 2002 Mr. Yost's base salary remained at the 2001 level of $840,000. Effective May 1, 2002, his base salary was increased to $966,000. The Compensation Committee believes his base salary is in line with its compensation philosophy and appropriately reflects Mr. Yost's responsibilities as Chief Executive Officer. In accordance with the Compensation Committee's assessment of the Company's financial performance in the past year (described above in this report under the heading Components of ArvinMeritor's Compensation Plans -- Annual Incentives), Mr. Yost received annual incentive compensation of $1,531,352 for fiscal year 2002.

     The Compensation Committee granted stock options to Mr. Yost in fiscal year 2002 as long-term incentives. (See Executive Compensation -- Option Grants above.) In determining the number of options granted, the Compensation Committee considered the consultants' advice and the value of long-term incentives provided by other comparable companies, as reported in surveys. The Compensation Committee also considered Mr. Yost's total compensation, as well as his past and expected future contributions to the achievement of ArvinMeritor's long-term performance goals. The Compensation Committee also granted Mr. Yost target performance awards under the performance plan established in fiscal 2002 for the three-year performance period ending September 30, 2004. (See Executive Compensation -- Long-Term Incentive Plan Awards above.)

     As with respect to other executives, the Compensation Committee did not make a long-term incentive payment to Mr. Yost in fiscal year 2002 (see Components of ArvinMeritor's Compensation Plans -- Long-Term Incentives above in this report).

     The Board in executive session (when Mr. Yost was not present) received and discussed the Compensation Committee's evaluation of the Company's and Mr. Yost's performance in the 2002 fiscal year. The Board also reviewed the Compensation Committee's decision to make an annual incentive award to Mr. Yost for that year, and the long-term incentives granted to Mr. Yost in the form of stock options and target performance awards.

SUMMARY

     The Committee believes that ArvinMeritor's compensation plans are consistent with the Company's strategic objectives and are properly aligned with shareowners' best interests. The programs enable the Company to attract, retain and motivate highly qualified individuals and provide appropriate incentives to reward them for achieving and surpassing corporate and personal goals. The Compensation Committee periodically re-assesses these programs to assure that they emphasize performance and reward the enhancement of shareowner value, and modifies the programs as necessary and appropriate to achieve their stated objectives. It also monitors these programs and changes them in recognition of the dynamic, global marketplace in which ArvinMeritor competes for talent.

                          Compensation and Management
                             Development Committee

                           Martin D. Walker, Chairman
                               Steven C. Beering
                               Joseph P. Flannery
                                Charles H. Harff
                               James E. Perrella

AGREEMENTS WITH NAMED EXECUTIVE OFFICERS

     Each of the Named Executive Officers received and accepted an employment offer letter at or after the time of the Merger. Under the terms of these letters, if we terminate the executive's employment without cause, the executive will receive any accrued and unpaid compensation, monthly severance pay for a period of 12 to 36 months (depending on years of service), pro rata annual bonus participation through the date of termination, continuation of benefits throughout the severance period, full vesting of all stock options, extension of exercise period for stock options for three years after termination (but not beyond the original option expiration date), payment of all vested benefits and outplacement services. The executives also agreed to an 18-month non-solicitation provision, perpetual non-disclosure and confidentiality, and mandatory arbitration of disputes. The Compensation Committee has approved amending these agreements to provide for severance pay for a period of 18 to 36 months (depending on years of service) and gross-up for any excise tax imposed.

SHAREOWNER RETURN PERFORMANCE PRESENTATION

     ArvinMeritor Common Stock began trading on the New York Stock Exchange on July 10, 2000, following the Merger of Meritor and Arvin. As a result, the cumulative total shareowner return on the Common Stock of the merged entity cannot be provided for any period before that date.

     The line graph below compares the cumulative total shareowner return on an investment in Meritor's common stock against the cumulative total return of the S&P 500 and a peer group of companies for the period from October 1, 1997 to September 30, 2002, assuming a fixed investment of $100 at the respective closing prices on the last day of each fiscal year and reinvestment of all cash dividends. The fiscal years ended September 30, 2000, 2001 and 2002 reflect the exchange of each share of Meritor common stock for .75 of a share of ArvinMeritor Common Stock on the effective date of the Merger.

                           COMPARISON OF TOTAL RETURN
             COMMON STOCK, S&P 500 INDEX(1) AND PEER GROUP INDEX(2)
[LINE GRAPH]

                                                   ARVINMERITOR, INC.         S&P 500 MARKET INDEX          PEER GROUP INDEX
                                                   ------------------         --------------------          ----------------
10/01/97                                                 100.00                      100.00                      100.00
9/30/98                                                   64.20                      109.05                       76.35
9/30/99                                                   90.84                      139.37                       89.79
9/29/00                                                   49.60                      157.88                       68.31
9/28/01                                                   52.61                      115.85                       65.78
9/30/02                                                   70.01                       92.12                       66.69

---------------
(1) Standard & Poor's 500 Market Index.

(2) We believe that a peer group of representative independent automotive suppliers of comparable size and products to ArvinMeritor is appropriate for comparing shareowner return. The peer group consists of Borg-Warner Automotive, Inc., Cummins Engine, Inc., Dana Corporation, Delphi Automotive Systems, Eaton Corporation, Johnson Controls, Inc., Lear Corporation, Superior Industries International, Tenneco Automotive, Inc., Tower Automotive, Inc. and Visteon Corporation. This differs from the peer group in last year's proxy statement in that Federal Mogul Corporation, which filed for restructuring under the U.S. bankruptcy laws in October 2001, is no longer included.

RETIREMENT BENEFITS

     Arvin and Meritor had separate retirement plans covering their respective employees, and we assumed these plans at the time of the Merger. These separate retirement plans were superseded by an integrated ArvinMeritor plan, effective January 1, 2001.

     The following table shows the estimated aggregate annual retirement benefits payable on a straight life annuity basis to participating employees in the earnings and years of service classifications indicated under our integrated retirement plan, which covers most of our officers and other salaried employees on a noncontributory basis. These benefits reflect a reduction to recognize in part the cost of Social Security benefits related to service with the Company. The plans also provide for the payment of benefits to an employee's surviving spouse or other beneficiary.

                              ESTIMATED ANNUAL RETIREMENT BENEFITS FOR YEARS OF SERVICE INDICATED
                             ---------------------------------------------------------------------
AVERAGE ANNUAL EARNINGS      10 YEARS   15 YEARS   20 YEARS    25 YEARS     30 YEARS     35 YEARS
-----------------------      --------   --------   --------   ----------   ----------   ----------
$  500,000 ................  $ 73,123   $109,684   $146,246   $  182,807   $  219,369   $  255,930
 1,000,000 ................   148,123    222,184    296,246      370,307      444,369      518,430
 1,500,000 ................   223,123    334,684    446,246      557,807      669,369      780,930
 2,000,000 ................   298,123    447,184    596,246      745,307      894,369    1,043,430
 2,500,000 ................   373,123    559,684    746,246      932,807    1,119,369    1,305,930
 3,000,000 ................   448,123    672,184    896,246    1,120,307    1,344,369    1,568,430

     Covered compensation includes salary and annual bonus. The calculation of retirement benefits under the new plan generally is based upon average earnings for the highest five consecutive years of the ten years preceding retirement. Our new plan credits participants for service earned with ArvinMeritor, Arvin, Meritor and Rockwell, as applicable. The credited years of service of Messrs. Yost, O'Rourke, Stinson, Soderstrom and Gosnell are 31, 3, 19, 16 and 23, respectively.

     The new plan includes "grandfathering" provisions under which the retirement benefits payable to certain long-term employees will be adjusted in some cases to reflect differences between the benefits earned under the new plan and those earned under the predecessor plans prior to January 1, 2001.

     Sections 401(a)(17) and 415 of the Internal Revenue Code limit the annual benefits that may be paid from a tax-qualified retirement plan. As permitted by the Employee Retirement Income Security Act of 1974, we have established a supplemental plan that authorizes the payment out of the Company's general funds of any benefits calculated under provisions of the applicable retirement plan that may be above the limits under these sections. Effective January 1, 2001, this new supplemental plan replaced separate supplemental plans of Arvin and Meritor.

AUDIT COMMITTEE REPORT

     The Audit Committee of ArvinMeritor's Board of Directors is currently comprised of four directors who are not officers or employees of ArvinMeritor. All members meet the criteria for independence as defined in the current listing standards adopted by the New York Stock Exchange. The Board of Directors has adopted a written charter for the Audit Committee, a copy of which was included as an appendix to the proxy statement for ArvinMeritor's 2001 Annual Meeting of Shareowners. The charter complies with the current requirements of the New York Stock Exchange.

     In accordance with its written charter, the Audit Committee assists the Board in fulfilling its responsibility for monitoring the integrity of the accounting, auditing and financial reporting practices of ArvinMeritor. In addition, for each fiscal year, the Audit Committee selects independent public accountants to audit the financial statements of the Company and its subsidiaries, subject to approval of ArvinMeritor's shareowners.

     Management is responsible for the financial reporting process, including the system of internal controls, and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States ("GAAP"). The independent auditors are responsible for auditing these financial statements and expressing an opinion as to their conformity to GAAP. The Audit Committee's responsibility is to monitor and review these processes, acting in an oversight capacity, and the Audit Committee does not certify the financial statements or guarantee the independent auditor's report. The Audit

Committee relies, without independent verification, on the information provided to it, the representations made by management and the independent auditors and the report of the independent auditors.

     The Audit Committee held six meetings in fiscal year 2002. During these meetings, the Audit Committee discussed with management, the internal auditors and Deloitte & Touche LLP ("Deloitte"), independent auditors, the quality and adequacy of the Company's internal controls and the internal audit function's organization, responsibilities, budget and staffing and the results of internal audit examinations. The Audit Committee also reviewed with both Deloitte and the internal auditors their audit plans, audit scope and identification of audit risks, and met separately with Deloitte and with the internal auditors, without management present, to discuss the results of their examinations, their evaluations of ArvinMeritor's internal controls and the overall quality of ArvinMeritor's financial reporting. The Audit Committee reviewed the fees proposed by Deloitte for its services. The Audit Committee reviewed the interim financial information contained in each quarterly earnings announcement in fiscal year 2002 and discussed this information with Deloitte and with ArvinMeritor's chief financial officer and controller prior to release.

     The discussions with Deloitte included the matters required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, relating to communication with audit committees. The Audit Committee received from Deloitte written disclosures and the letter regarding its independence as required by Independence Standards Board Standard No. 1, describing all relationships between the auditors and ArvinMeritor that might bear on the auditors' independence, and discussed this information with Deloitte. The Audit Committee also considered whether the provision of the non-audit services described below by Deloitte is compatible with maintaining their independence and approved all non-audit services of Deloitte that were estimated to cost over $250,000.

     The Audit Committee has reviewed the audited financial statements of ArvinMeritor and its consolidated subsidiaries as of and for the fiscal year ended September 30, 2002, and has discussed the audited financial statements with management and with Deloitte. Based on all of the foregoing reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in ArvinMeritor's Annual Report on Form 10-K for the year ended September 30, 2002, to be filed with the SEC.

                                Audit Committee

                        William D. George, Jr., Chairman
                                Charles H. Harff
                              Victoria B. Jackson
                                James E. Marley

INDEPENDENT ACCOUNTANTS' FEES

     During fiscal year 2002, Deloitte & Touche LLP billed ArvinMeritor and its subsidiaries the following fees for its services:

Audit fees..................................................  $2,400,000
Financial information systems design and implementation
  fees......................................................          --
All other fees..............................................   3,200,000(a)
                                                              ----------
     TOTAL..................................................  $5,600,000

---------------
(a) Includes fees for tax consulting and compliance ($2,500,000), merger and acquisition services ($100,000), statutory audit services ($400,000) and other non-audit services ($200,000).

PROPOSAL TO APPROVE THE SELECTION OF AUDITORS

     The Audit Committee of the Board of Directors of ArvinMeritor has selected the firm of Deloitte & Touche LLP as the auditors of the Company, subject to the approval of the shareowners. Deloitte & Touche

LLP have acted as auditors for ArvinMeritor since the Merger and acted as auditors for Meritor from its inception.

     Before the Audit Committee appointed Deloitte & Touche LLP, it carefully considered the qualifications of that firm, including its performance for ArvinMeritor and for Meritor prior to the Merger and its reputation for integrity and for competence in the fields of accounting and auditing. Representatives of Deloitte & Touche LLP are expected to attend the 2003 Annual Meeting to respond to appropriate questions and to make a statement if they desire to do so.

     THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE PROPOSAL TO APPROVE THE SELECTION OF DELOITTE & TOUCHE LLP TO ACT AS AUDITORS FOR ARVINMERITOR, WHICH IS PRESENTED AS ITEM (2).

VOTE REQUIRED

     At the 2003 Annual Meeting, the four nominees who receive the greatest number of votes for election as Class III directors, and the nominee who receives the greatest number of votes for election as a Class II director, cast by the holders of ArvinMeritor Common Stock entitled to vote at the meeting, a quorum being present, will become directors at the conclusion of the tabulation of votes. To approve the selection of auditors, more votes must be cast in favor of the proposal than are cast against it, a quorum being present. The presence, in person or by proxy, of the holders of at least a majority of the shares of ArvinMeritor Common Stock issued and outstanding on the record date set for the meeting is necessary to have a quorum.

     Under Indiana law and our Restated Articles of Incorporation and By-Laws, the aggregate number of votes cast "for" and "against" by all shareowners present in person or represented by proxy at the meeting will be counted for purposes of determining the minimum number of affirmative votes required for approval of the selection of auditors, and the total number of votes cast "for" such matter will be counted for purposes of determining whether sufficient affirmative votes have been cast. The shares of a shareowner who abstains from voting on a matter or whose shares are not voted by reason of a broker non-vote on a particular matter will be counted for purposes of determining whether a quorum is present at the meeting so long as the shareowner is present in person or represented by proxy. An abstention from voting or a broker non-vote on a matter by a shareowner present in person or represented by proxy at the meeting has no effect in the election of directors and the approval of the selection of auditors (assuming a quorum is present).

OTHER MATTERS

     The Board of Directors does not know of any other matters that may be presented at the meeting. In the event of a vote on any matters other than those referred to in items (1) and (2) of the accompanying Notice of 2003 Annual Meeting of Shareowners, it is intended that properly given proxies will be voted on the additional matters in accordance with the judgment of the person or persons voting such proxies.

COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our officers and directors, and persons who own more than ten percent of a registered class of ArvinMeritor equity securities, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC and the New York Stock Exchange. Officers, directors and greater than ten percent shareowners are required by SEC regulation to furnish us with copies of all Forms 3, 4 and 5 they file.

     Based solely on our review of the copies of such forms we have received and information furnished by these parties, we believe that all our officers, directors and greater than ten percent beneficial owners have filed with the SEC on a timely basis all required forms with respect to transactions in ArvinMeritor securities in fiscal year 2002.

ANNUAL REPORTS

     Our Annual Report to Shareowners, including the Annual Report on Form 10-K and financial statements, for the fiscal year ended September 30, 2002, was mailed to shareowners with this proxy statement.

SHAREOWNER PROPOSALS FOR 2004 ANNUAL MEETING

     Under the rules and regulations of the SEC, shareowner proposals for the 2004 Annual Meeting of Shareowners must be received on or before September 5, 2003, at the Office of the Secretary at our headquarters, 2135 West Maple Road, Troy, Michigan 48084-7186, in order to be eligible for inclusion in our proxy materials. In addition, our By-Laws require a shareowner desiring to propose any matter for consideration at the 2004 Annual Meeting of Shareowners to notify our Secretary in writing at the above address on or after October 22, 2003 and on or before November 22, 2003.

EXPENSES OF SOLICITATION

     The cost of the solicitation of proxies will be borne by ArvinMeritor. In addition to the use of the mails, proxies may be solicited personally, or by telephone, telegraph, telecopy, Internet or other means of communication by our directors, officers and employees without additional compensation. We do not expect to pay any compensation for the solicitation of proxies but will reimburse brokers and other persons holding stock in their names, or in the names of nominees, for their expenses of resending proxy materials to principals and obtaining their proxies.

January 3, 2003

If your ArvinMeritor shares are registered in your name and you plan to attend the Annual Meeting of Shareowners to be held in Troy, Michigan on February 19, 2003, please be sure to request an admittance card by:

     - marking the appropriate box on the proxy card and mailing the card using the enclosed envelope; or

     - indicating your desire to attend the meeting when you grant your proxy via our telephone or Internet voting procedures; or

     - writing to us at the following address:

          ArvinMeritor, Inc.
           2135 West Maple Road
           Troy, Michigan 48084
           Attention: Secretary

If your shares are not registered in your own name and you would like to attend the meeting, please bring evidence of your ArvinMeritor share ownership with you to the meeting. You should be able to obtain evidence of your ArvinMeritor share ownership from the broker, trustee, bank or other nominee who holds your shares on your behalf.

                               ARVINMERITOR, INC.

            PROXY CARD SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
         DIRECTION CARD TO T. ROWE PRICE TRUST COMPANY, TRUSTEE, and/or
                        WELLS FARGO BANK, N.A., TRUSTEE

The undersigned hereby appoints William D. George, Jr. Charles H. Harff, and Larry D. Yost, jointly and severally, proxies, with full power of substitution, to vote shares of capital stock of the Company owned of record by the undersigned and which the undersigned is entitled to vote, at the Annual Meeting of Shareowners to be held at the Company's World Headquarters, 2135 West Maple Road, Troy, Michigan, on February 19, 2003, or any adjournment thereof, as specified on the reverse side of this card, and to vote in accordance with their discretion on such other matters as may properly come before the meeting.

The undersigned also provides directions to T. Rowe Price Trust Company, Trustee, and Wells Fargo Bank, N.A., Trustee, to vote shares of capital stock of the Company allocated, respectively, to accounts of the undersigned under the ArvinMeritor, Inc. Savings Plan, the ArvinMeritor, Inc. Hourly Employees Savings Plan, the various Rockwell Automation, Inc. and Rockwell Collins, Inc. Savings Plans (Rockwell Automation Retirement Savings Plan for Salaried Employees, Rockwell Automation Retirement Savings Plan for Hourly Employees, Rockwell Automation Savings and Investment Plan for Represented Hourly Employees, Rockwell Automation Retirement Savings Plan for Represented Hourly Employees, Rockwell Automation Retirement Savings Plan for Certain Employees, Rockwell Collins Retirement Savings Plan for Salaries Employees, Rockwell Collins Retirement Savings Plan for Hourly Employees and Rockwell Collins Retirement Savings Plan for Bargaining Unit Employees), and which are entitled to be voted, at the aforesaid Annual Meeting or any adjournment thereof, as specified on the reverse side of this card.

The undersigned also provides directions to Wells Fargo Bank, N.A., Trustee, to vote all such shares allocated to Rockwell Automation and Rockwell Collins Savings Plan accounts of the undersigned as it deems proper on such other matters as may properly come before the meeting.

IF NO SPECIFICATION IS MADE ON THE REVERSE SIDE OF THIS CARD:

     - ALL SUCH SHARES OWNED OF RECORD WILL BE VOTED FOR THE ELECTION OF THE NOMINEES PROPOSED FOR ELECTION AS DIRECTORS AND FOR PROPOSAL (2);

     - ALL SUCH SHARES ALLOCATED TO THE ROCKWELL AUTOMATION AND ROCKWELL COLLINS SAVINGS PLAN ACCOUNTS OF THE UNDERSIGNED WILL BE VOTED AS WELLS FARGO AS TRUSTEE DEEMS PROPER;

     - ALL SUCH SHARES ALLOCATED TO THE ARVINMERITOR SAVINGS PLAN AND HOURLY EMPLOYEES SAVINGS PLAN ACCOUNTS OF THE UNDERSIGNED WILL BE VOTED ON PROPOSALS (1) AND (2) IN THE SAME PROPORTION AS SHARES FOR WHICH VOTING INSTRUCTIONS ARE RECEIVED.

--------------------------------------------------------------------------------

                   TO PARTICIPANTS IN THE ROCKWELL AUTOMATION
                       AND ROCKWELL COLLINS SAVINGS PLANS

Please vote in accordance with the instructions on the reverse side of this card by February 14, 2003. If you do not properly vote by that date, Wells Fargo Bank, N.A., as Trustee for the Rockwell Automation and Rockwell Collins Savings Plans, will vote the shares allocated to your Savings Plan accounts as it deems proper.


                                   ARVINMERITOR, INC.
                                   P.O. BOX 11012
                                   NEW YORK, N.Y. 10203-0012

[ARVIN MERITOR LOGO]

                      TWO ALTERNATE WAYS TO VOTE YOUR PROXY
                          VOTE BY TELEPHONE OR INTERNET
                         24 HOURS A DAY - 7 DAYS A WEEK
               SAVE YOUR COMPANY MONEY - IT'S FAST AND CONVENIENT



                                    TELEPHONE
                                    ---------

                                  866-209-1708

                        - Use any touch-tone telephone.

                         - Have your Proxy Form in hand.

              - Enter the Control Number located in the box below.

                   - Follow the simple recorded instructions.

                                       OR

                                    INTERNET
                                    --------

                        https://www.proxyvotenow.com/ARM

                   - Go to the website address listed above.

                        - Have your Proxy Form in hand.

              - Enter the Control Number located in the box below.

                       - Follow the simple instructions.

                                       OR

                                      MAIL
                                      ----

                     - Mark, sign and date your Proxy Card.

                         - Detach card from Proxy Form.

            - Return the card in the postage-paid envelope provided.



Your telephone or internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned the proxy card. IF YOU HAVE SUBMITTED YOUR PROXY BY TELEPHONE OR THE INTERNET THERE IS NO NEED FOR YOU TO MAIL BACK YOUR PROXY.

                               CONTROL NUMBER FOR
                          TELEPHONE OR INTERNET VOTING

      866-209-1708
CALL TOLL-FREE TO VOTE

      DETACH PROXY CARD HERE IF YOU ARE NOT VOTING BY TELEPHONE OR INTERNET
--------------------------------------------------------------------------------
[ ]      MARK, SIGN, DATE AND RETURN                              [X]
         THE PROXY CARD PROMPTLY                        VOTES MUST BE INDICATED
         USING THE ENCLOSED ENVELOPE.                  (X) IN BLACK OR BLUE INK.

THE BOARD OF DIRECTORS RECOMMENDS VOTES FOR (1) AND (2).

(1) The election of directors

   FOR all  [ ]                 WITHHOLD AUTHORITY [ ]           *EXCEPTIONS [ ]
   nominees                     to vote
   listed                       for all nominees
   below                        listed below

Nominees for a term expiring in 2006:   01 - Joseph B. Anderson, Jr.,
                                        02 - Victoria  B. Jackson,
                                        03 - James E. Marley,
                                        04 - James E. Perrella

Nominee for a term expiring in 2005:    05 - William D. George, Jr.

INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, MARK
THE "EXCEPTIONS" BOX AND WRITE THAT NOMINEE'S NAME IN THE SPACE PROVIDED BELOW).


*Exceptions ____________________________________________________________________


                                                FOR         AGAINST      ABSTAIN
2. The selection of auditors                    [ ]           [ ]          [ ]


         To change your address, please mark this box.                     [ ]

         Annual Report - Mark here to discontinue mailing of annual report to shareowners for this account (for multiple account
         holders only).                                                    [ ]

        I will attend the annual meeting.                                  [ ]



S C A N  L I N E

NOTE: Please sign, date and return the proxy card promptly using the enclosed envelope. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such, and if signing for a corporation, please give your title. When shares are in the name of more than one person, each should sign the proxy.


Date Share Owner sign here                                    Co-Owner sign here